As filed with the Securities and Exchange Commission on April 14, 2017 Registration No. 333-[______]
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AquaBounty Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3156167
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2 Mill & Main Place, Suite 395, Maynard, Massachusetts	01754
(Address of Principal Executive Offices)	(Zip Code)

Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan AquaBounty Technologies, Inc. 2016 Equity Incentive Plan
(Full Title of the Plans)
David A. Frank Chief Financial Officer AquaBounty Technologies, Inc. 2 Mill & Main Place, Suite 395 Maynard, Massachusetts 01754
(Name and address of agent for service)
(978) 648-6000
(Telephone number, including area code, of agent for service)
Copies to:
Bradley C. Brasser Michael P. Earley Jones Day 77 W. Wacker Dr. Chicago, Illinois 60601 Telephone: (312) 782-3939
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☐    Accelerated filer  ☐
Non-accelerated filer  ☐ (do not check if a smaller reporting company)
Smaller reporting company  ☐
Emerging growth company  ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan Common Stock, par value $0.001 per share	87,671		$3.30	(2)	$289,314.30	$33.53
	800		$3.60	(2)	$2,880.00	$0.33
	10,336		$5.70	(2)	$58,915.20	$6.83
	29,038		$6.90	(2)	$200,362.20	$23.22
	15,837		$7.50	(2)	$118,777.50	$13.77
	8,300		$9.60	(2)	$79,680.00	$9.23
	800		$9.90	(2)	$7,920.00	$0.92
	1,600		$10.50	(2)	$16,800.00	$1.95
	2,400		$10.80	(2)	$25,920.00	$3.00
	2,554		$19.50	(2)	$49,803.00	$5.77
	26,255		$23.40	(2)	$614,367.00	$71.21
AquaBounty Technologies, Inc. 2016 Equity Incentive Plan Common Stock, par value $0.001 per share	450,000	(3)	$9.98	(4)	$4,491,000.00	$520.51
Total	635,591				$5,955,739.20	$690.27

(1)
This Registration Statement also covers, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), an indeterminate number of additional common shares (“Common Shares”) of AquaBounty Technologies, Inc. (the “Registrant”) that may result from subdivisions, consolidations, reclassifications, or similar transactions of the Common Shares; the payment of share dividends by the Registrant; or other relevant changes in the capital of the Registrant.

(2)
Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)	Represents Common Shares reserved for issuance pursuant to future awards under the AquaBounty Technologies, Inc. 2016 Equity Incentive Plan.

(4)
Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock as reported on the NASDAQ Capital Market on April 13, 2017, a date that is within five business days prior to filing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be provided to the applicable participants in the Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan and the AquaBounty Technologies, Inc. 2016 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

•
The Registrant’s effective Registration Statement on Form 10 (File No. 001-36426), originally filed with the Commission on November 7, 2016, including the description of the Registrant’s common stock contained in Exhibit 99.1 thereto, and any amendment or report filed for the purposes of updating such description;

•	The Registrant’s Annual Report on Form 10-K filed with the Commission on March 16, 2017; and

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2017; January 24, 2017; and April 7, 2017.
In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. The Registrant’s Third Amended and Restated Certificate of Incorporation, as amended, provides that none of the Registrant’s directors will be personally liable to the Registrant or its stockholders for monetary damages for or with respect to any acts or omissions in the performance of such person’s duties as a director, except to the extent required by law.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit, or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any claim, issue, or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.
The Registrant’s Third Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant may indemnify, and advance expenses to, its directors and officers with respect to certain liabilities, expenses, and other accounts imposed upon them because of having been a director or officer.
Item 7.  Exemptions from Registration Claimed.
Not applicable.
Item 8.  Exhibits.
The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description
3.1*
Third Amended and Restated Certificate of Incorporation of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

3.2*
Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Current Report on Form 8-K, filed on January 6, 2017).

3.3*	Amended and Restated Bylaws of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).
4.1*	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).
5.1	Opinion of Jones Day as to the legality of the securities being registered.
10.1*	Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).
10.2*
Amendment No. 1 to Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.3*
Form of Stock Option Agreement pursuant to Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.4*
Form of Restricted Stock Agreement pursuant to Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.5*	AquaBounty Technologies, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).
10.6*
Form of Stock Option Agreement pursuant to AquaBounty Technologies, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form 10, filed on December 12, 2016).

10.7*
Form of Restricted Stock Agreement pursuant to AquaBounty Technologies, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form 10, filed on December 12, 2016).

23.1	Consent of Wolf & Company, P.C.
23.2	Consent of Jones Day (included in Exhibit 5.1).
*Incorporated herein by reference as indicated.
Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maynard, Commonwealth of Massachusetts, on April 14, 2017.

AQUABOUNTY TECHNOLOGIES, INC.
By:	/s/ Ronald L. Stotish
Ronald L. Stotish
Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated. In addition, each person whose signature appears below constitutes and appoints David A. Frank and Christopher H. Martin, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to (1) sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and (2) file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act in person, and hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Ronald L. Stotish	President, Chief Executive Officer and Director (Principal Executive Officer)	April 14, 2017
Ronald L. Stotish

/s/ David A. Frank	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 14, 2017
David A. Frank

/s/ Richard J. Clothier	Chairman of the Board, Director	April 14, 2017
Richard J. Clothier

/s/ Jack A. Bobo	Director	April 14, 2017
Jack A. Bobo

/s/ Richard L. Huber	Director	April 14, 2017
Richard L. Huber

/s/ Christine St.Clare	Director	April 14, 2017
Christine St.Clare

/s/ Rick Sterling	Director	April 14, 2017
Rick Sterling

/s/ James C. Turk	Director	April 14, 2017
James C. Turk

EXHIBIT INDEX

Exhibit Number	Description
3.1*
Third Amended and Restated Certificate of Incorporation of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

3.2*
Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Current Report on Form 8-K, filed on January 6, 2017).

3.3*	Amended and Restated Bylaws of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).
4.1*	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).
5.1	Opinion of Jones Day as to the legality of the securities being registered.
10.1*	Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).
10.2*
Amendment No. 1 to Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.3*
Form of Stock Option Agreement pursuant to Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.4*
Form of Restricted Stock Agreement pursuant to Aqua Bounty Technologies Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.5*	AquaBounty Technologies, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).
10.6*
Form of Stock Option Agreement pursuant to AquaBounty Technologies, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form 10, filed on December 12, 2016).

10.7*
Form of Restricted Stock Agreement pursuant to AquaBounty Technologies, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form 10, filed on December 12, 2016).

23.1	Consent of Wolf & Company, P.C.
23.2	Consent of Jones Day (included in Exhibit 5.1).
*Incorporated herein by reference as indicated.